EXHIBIT 99.1

Piedmont Office Realty Trust Reports First Quarter 2021 Results
ATLANTA, April 28, 2021--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in seven major Eastern U.S. markets with a majority of its revenue being generated from the Sunbelt, today announced its results for the quarter ended March 31, 2021.

Highlights for the Quarter Ended March 31, 2021:

Financial Results:
•The Company reported net income applicable to common stockholders of $9.3 million, or $0.08 per diluted share, for the quarter ended March 31, 2021, a 7.3% increase as compared to $8.7 million, or $0.07 per diluted share, for the quarter ended March 31, 2020.
•Piedmont reported Core Funds From Operations ("Core FFO") of $0.48 per diluted share for the quarter ended March 31, 2021, as compared to $0.47 per diluted share for the quarter ended March 31, 2020.
•Piedmont reported a 3.9% increase and a 1.2% decrease in Same Store NOI-Cash Basis and Same Store NOI-Accrual Basis, respectively, for the quarter ended March 31, 2021 as compared to the quarter ended March 31, 2020;
~~•~~The Company collected over 99% of billed tenant receivables near pre-COVID levels for the quarter ended March 31, 2021.
Leasing:
•The Company completed approximately 678,000 square feet of leasing, including approximately 154,000 square feet of new tenant leasing.
•Piedmont reported a 7.0% roll up in accrual rents on leases executed during the quarter ended March 31, 2021 for space vacant one year or less, and a 2.8% roll down on cash rents, a result primarily driven by one large, long-term renewal. Excluding the one large renewal, cash and accrual rents for the remainder of the activity rolled up 8.0% and 10.1%, respectively.
Capital Markets:
•With the completion of the long-term renewal of Raytheon Company's 440,000 square foot lease comprising the entirety of 225 & 235 Presidential Way in Woburn, MA, the Company began marketing these 100% leased, single-tenant assets for sale during the first quarter of 2021.
Balance Sheet:
•The Company's average net debt to Core EBITDA ratio as of March 31, 2021 decreased to 5.6 x.
•The Company's Debt-to-Gross Assets ratio was 34.9% as of March 31, 2021.
ESG:
•Piedmont was named a 2021 ENERGY STAR Partner of the Year.

•Piedmont's five Atlanta Galleria properties were the first in Atlanta to be awarded the WELL Health-Safety Rating by the International WELL Building Institute.
•The Company implemented the Piedmont Scholars Program at Morehouse University in Atlanta and Howard University in Washington, D.C.
Commenting on first quarter results, Brent Smith, President and Chief Executive Officer, said, "We are pleased with both our overall financial and operational results and, in particular, our leasing activity for the first quarter. While the successful long-term lease extension of one of our largest tenants, Raytheon, was certainly the standout in terms of leases executed during the first quarter, we are encouraged by the breadth of activity that we are experiencing across the portfolio. We were able to execute almost as many new leases during the first quarter of 2021 as we did during the last three quarters of 2020 combined. Further, we continue to have good activity in our leasing pipeline and anticipate continued momentum into the second quarter. I'm also very pleased with our continued industry-leading progress towards our environmental and diversity and inclusion goals, including earning the Energy Star Partner of the Year designation for the first time and establishing the Piedmont Scholars Program at Morehouse and Howard Universities."

Results for the Quarter ended March 31, 2021

Piedmont recognized net income applicable to common stockholders for the three months ended March 31, 2021 of $9.3 million, or $0.08 per diluted share, a 7.3% increase as compared to $8.7 million, or $0.07 per diluted share, for the three months ended March 31, 2020.
Funds From Operations ("FFO") and Core FFO, were both $0.48 per diluted share for the three months ended March 31, 2021 as compared to $0.47 for the three months ended March 31, 2020.
Total revenues were $129.3 million for the three months ended March 31, 2021, compared to $137.2 million for the three months ended March 31, 2020 with the first quarter of 2021 primarily reflecting the impact of net 2020 transactional activity, as well as lower overall portfolio occupancy and decreased transient parking revenue as compared to the first quarter of 2020.
Property operating costs were $51.4 million for the three months ended March 31, 2021, as compared with $53.2 million for the three months ended March 31, 2020, reflecting the impact of net 2020 transactional activity and lower janitorial and other property operating costs as a result of reduced physical utilization across our portfolio as a result of the COVID-19 pandemic.
General and administrative expense was $7.3 million for the first quarter of 2021 as compared to $8.6 million for the same period in 2020, with the three months ended March 31, 2021 primarily reflecting reduced accruals for potential performance based compensation.

Leasing Update

During the three months ended March 31, 2021, Piedmont completed approximately 678,000 square feet of leasing across its portfolio, including approximately 154,000 square feet of new tenant leasing, with both total and new leasing square footage exceeding first quarter of 2020's leasing results. The largest lease completed during the first quarter was Raytheon Company's renewal of its 440,000 square foot lease comprising the entirety of 225 & 235 Presidential Way in Woburn, MA through 2031. Because of the long-term renewal of these 100% leased, single-tenant properties, the Company began marketing these assets for sale during the first quarter. Other significant leasing highlights during the quarter included the following:

•In Boston: Ascend Learning, LLC signed a new lease for approximately 53,000 square feet through 2033 at 25 Burlington Mall Road.
•In Washington, D.C.: Industrious signed a new lease for approximately 40,000 square feet through 2031 at 3100 Clarendon Boulevard and the Council for Advancement and Support of Education signed a new lease totaling approximately 15,000 square feet through 2033 at 1201 Eye Street.
Leases executed during the first quarter of 2021 for recently occupied space reflected a 2.8% roll down and 7.0% roll up in cash and accrual rents, respectively. Excluding the large Raytheon renewal, cash and accrual rents for the remainder of the activity rolled up 8.0% and 10.1%, respectively. As of March 31, 2021, the Company's reported leased percentage and weighted average remaining lease term were approximately 86% and 6.0 years, respectively.
Same Store Net Operating Income ("Same Store NOI") increased 3.9% and decreased 1.2% on a cash and accrual basis, respectively, for the quarter ended March 31, 2021 as compared to the quarter ended March 31, 2020. The increase in cash basis Same Store NOI was primarily attributable to the burn off of significant abatements at 1155 Perimeter Center West in Atlanta and Arlington Gateway in Washington, D.C., along with a higher amount of termination income in 2021 primarily associated with the WeWork termination in Orlando, partially offset by a reduction in transient parking revenue as a result of the COVID-19 pandemic and decreased portfolio occupancy during the three months ended March 31, 2021 when compared to the same period in 2020. The decrease in accrual basis Same Store NOI was primarily attributable to a reduction in transient parking revenue as a result of the COVID-19 pandemic and decreased portfolio occupancy during the three months ended March 31, 2021 when compared to the same period in 2020. Other than the City of New York's 313,000 square foot lease that is currently in holdover status at 60 Broad Street in New York, the Company has no scheduled lease expirations greater than 1% of annualized lease revenue during the eighteen month period following March 31, 2021. After the end of the quarter, the Company signed an interim 5-year lease extension for the renewal of substantially all of the City of New York's leased square footage, which is pending final City approvals; a discussion for a longer, 20-year extension is ongoing. As of March 31, 2021, the Company had almost one million square feet of executed leases for vacant space yet to commence or under rental abatement.

Further details outlining Piedmont's largest upcoming lease commencements and expirations, the status of certain major leasing activity and a schedule of the largest lease abatements can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

ESG Initiatives

Piedmont was the only office REIT headquartered in the Southeast recently recognized as a 2021 ENERGY STAR Partner of the Year by the U.S. Environmental Protection Agency and the U.S. Department of Energy. Each year, the ENERGY STAR program honors a group of businesses and organizations that have made outstanding contributions to protecting the environment through superior energy achievements. ENERGY STAR Award Winners lead their industries in the production, sale, and adoption of energy-efficient products, services, and strategies. Approximately 74% of the Company's portfolio has earned ENERGY STAR status.

Piedmont's five buildings located in The Atlanta Galleria were the first properties in Atlanta to be awarded the WELL Health-Safety Rating through the International WELL Building Institute (IWBI). The WELL Health-Safety Rating is an evidence-based, third-party verified rating for all new and existing building and space types focusing on operational policies, maintenance protocols, stakeholder engagement and emergency plans to address a post-COVID-19 environment now and into the future. The Company is actively working to expand the WELL program to a number of its other properties.

Piedmont has recently partnered with Morehouse College in Atlanta, GA and Howard University in Washington, D.C. to introduce the Piedmont Office Realty Trust Scholarship Program. The program provides scholastic support to rising sophomore students seeking a degree in economics, finance, accounting, engineering, or real estate with a renewable scholarship for three years (for the Piedmont Scholars’ Sophomore, Junior and Senior years). Along with access to an executive "shadowing" program, the scholarship also offers each student the opportunity to intern with Piedmont, acquire a firsthand experience in commercial real estate, and participate in a board level mentoring program.

For further details on all of our ESG initiatives, please refer to the ESG tab of our website: www.piedmontreit.com.

Second Quarter 2021 Dividend Declaration

On April 28, 2021, the board of directors of Piedmont declared a dividend for the second quarter of 2021 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on May 28, 2021, payable on June 18, 2021.

Guidance for 2021

The following financial guidance for calendar year 2021 remains unchanged and is based upon management's assumptions, estimates and expectations at this time. Our projections for 2021 include the assumption of a gradual ramping up of business over the year with a return to a more typical state of operations during the second half of 2021. This financial guidance does not include the effects of any potential acquisition or disposition activity that may be completed during the year.

(in millions, except per share data)	Low	High
Net Income	$34	$38
Add:
Depreciation	115	120
Amortization	82	86
NAREIT FFO and Core FFO applicable to common stock	$231	$244
NAREIT FFO and Core FFO per diluted share	$1.86	$1.96

The above financial guidance is based on information available to management as of the date of this release and does not include the effects of any potential acquisition or disposition activity that may be completed during the year. These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections, including those related to the pace and strength of the economic recovery from the COVID-19 pandemic. Actual results could differ materially from these estimates based on a variety of factors as discussed under "Forward-Looking Statements" below.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of the business recovery from the COVID-19 pandemic, the timing of lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended March 31, 2021 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, April 29, 2021 at 10:00 A.M. Eastern daylight time. The live, listen-only, audio web cast of the call may be accessed on the Company's website at http://investor.piedmontreit.com/news-and-events/events-calendar. Dial-in numbers for analysts who plan to actively participate in the call are (844) 602-0380 for participants in the United States and Canada and (862) 298-0970 for international participants. A replay of the conference call will be available through 10:00 A.M. Eastern daylight time on May 13, 2021, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 40769. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review first quarter 2021 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended March 31, 2021 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets, with the majority of its revenue being generated from the Sunbelt. Its geographically-diversified, approximately $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its markets and is investment-grade rated by S&P Global Ratings (BBB) and Moody’s (Baa2). Piedmont is a 2021 ENERGY STAR Partner of the Year. For more information, see www.piedmontreit.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include: the anticipated continued momentum in the Company's leasing pipeline and the Company's estimated range of Net Income, Depreciation, Amortization, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2021.
The following are some of the factors that could cause the Company's actual results and its expectations to differ materially from those described in the Company's forward-looking statements: actual or threatened public health epidemics or outbreaks, such as the COVID-19 pandemic that the world is currently experiencing, and governmental and private measures taken to combat such health crises, which may affect our personnel, tenants, tenants' operations and ability to pay lease obligations, demand for office space, and the costs of operating our assets; the adequacy of our general reserve related to tenant lease-related assets established as a result of the COVID-19 pandemic, as well as the impact of any increase in this reserve or the establishment of any other reserve in the future; economic, regulatory, socioeconomic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our tenants; risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships; costs of complying with governmental laws and regulations; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in interest rates and changes in the method pursuant to which the LIBOR rates are determined and the planned phasing out of USD LIBOR after June 2023; high interest rates which could affect our ability to finance or refinance properties; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in the political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or otherwise adversely affect our stockholders; the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2021	December 31, 2020

Assets:
Real estate assets, at cost:
Land	$484,467	$484,466
Buildings and improvements	3,239,199	3,191,767
Buildings and improvements, accumulated depreciation	(793,064)	(767,542)
Intangible lease assets	155,634	158,444
Intangible lease assets, accumulated amortization	(72,475)	(67,850)
Construction in progress	47,498	56,749
Total real estate assets	3,061,259	3,056,034
Cash and cash equivalents	10,689	7,331
Tenant receivables	4,545	8,448
Straight line rent receivables	156,257	151,153
Notes receivable	118,500	118,500
Restricted cash and escrows	1,741	1,883
Prepaid expenses and other assets	22,647	23,277
Goodwill	98,918	98,918
Deferred lease costs, gross	445,753	446,885
Deferred lease costs, accumulated depreciation	(182,435)	(172,619)
Total assets	$3,737,874	$3,739,810
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs of $10,181 and $10,932, respectively	$1,633,819	$1,594,068
Secured debt, inclusive of premium and unamortized debt issuance costs of $203 and $326, respectively	27,628	27,936
Accounts payable, accrued expenses, and accrued capital expenditures	92,183	111,997
Dividends payable	—	25,683
Deferred income	56,638	36,891
Intangible lease liabilities, less accumulated amortization	32,607	35,440
Interest rate swaps	7,654	9,834
Total liabilities	1,850,529	1,841,849
Stockholders' equity:
Common stock	1,240	1,238
Additional paid in capital	3,697,801	3,693,996
Cumulative distributions in excess of earnings	(1,791,558)	(1,774,856)
Other comprehensive income	(21,813)	(24,100)
Piedmont stockholders' equity	1,885,670	1,896,278
Noncontrolling interest	1,675	1,683
Total stockholders' equity	1,887,345	1,897,961
Total liabilities and stockholders' equity	$3,737,874	$3,739,810

Number of shares of common stock outstanding as of end of period	124,029	123,839
Net debt (Unsecured and Secured debt, less Cash and cash equivalents)	1,650,758	1,614,673
Total Principal Amount of Debt Outstanding (Unsecured debt plus discount and unamortized debt issuance costs and Secured debt less premium and unamortized debt issuance costs)	1,671,425	1,632,610

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2021	3/31/2020
Revenues:
Rental and tenant reimbursement revenue	$125,912	$132,154
Property management fee revenue	758	773
Other property related income	2,587	4,244
Total revenues	129,257	137,171
Expenses:
Property operating costs	51,424	53,190
Depreciation	28,103	27,884
Amortization	22,912	23,631
General and administrative	7,251	8,643
Total operating expenses	109,690	113,348
Other income (expense):
Interest expense	(12,580)	(15,264)
Other income	2,356	149
Gain on sale of real estate assets	—	3
Total other income (expense)	(10,224)	(15,112)
Net income	9,343	8,711
Net loss/(income) applicable to noncontrolling interest	1	(2)
Net income applicable to Piedmont	$9,344	$8,709
Weighted average common shares outstanding - diluted	124,450	126,360
Net income per share applicable to common stockholders - diluted	$0.08	$0.07

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2021	3/31/2020
GAAP net income applicable to common stock	$9,344	$8,709
Depreciation of real estate assets(1)	27,812	27,551
Amortization of lease-related costs	22,900	23,618
Gain on sale of real estate assets	—	(3)
NAREIT Funds From Operations and Core Funds from Operations applicable to common stock*	60,056	59,875
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	654	577
Depreciation of non real estate assets	282	325
Straight-line effects of lease revenue	(4,103)	(6,785)
Stock-based compensation adjustments	1,111	2,300
Net effect of amortization of above/below-market in-place lease intangibles	(2,792)	(2,973)
Non-incremental capital expenditures(2)	(17,347)	(34,762)	(3)
Adjusted Funds From Operations applicable to common stock*	$37,861	$18,557
Weighted average common shares outstanding - diluted	124,450	126,360
Funds From Operations and Core Funds From Operations per share (diluted)	$0.48	$0.47

(1)Excludes depreciation of non real estate assets.

(2)Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

(3) Includes the leasing commission for the approximately 20-year, 520,000-square-foot renewal and expansion of the State of New York's lease at our 60 Broad Street building in New York City that was executed during the fourth quarter of 2019.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	3/31/2021	3/31/2020	3/31/2021	3/31/2020

Net income applicable to Piedmont (GAAP)	$9,344	$8,709	$9,344	$8,709
Net (loss)/income applicable to noncontrolling interest	(1)	2	(1)	2
Interest expense	12,580	15,264	12,580	15,264
Depreciation	28,094	27,876	28,094	27,876
Amortization	22,900	23,618	22,900	23,618
Depreciation and amortization attributable to noncontrolling interests	21	21	21	21
Gain on sale of real estate assets	—	(3)	—	(3)
EBITDAre and Core EBITDA*	72,938	75,487	72,938	75,487
General & administrative expenses	7,251	8,643	7,251	8,643
Management fee revenue	(390)	(395)	(390)	(395)
Other income	(2,141)	67	(2,141)	67
Non-cash general reserve for uncollectible accounts	412	—
Straight line effects of lease revenue	(4,103)	(6,785)
Straight line effects of lease revenue attributable to noncontrolling interests	1	(3)
Amortization of lease-related intangibles	(2,792)	(2,973)
Property NOI*	71,176	74,041	77,658	83,802
Net operating income from:
Acquisitions	(7,440)	(3,539)	(9,211)	(4,729)
Dispositions	413	(8,700)	413	(9,361)
Other investments(1)	144	103	200	158
Same Store NOI*	$64,293	$61,905	$69,060	$69,870
Change period over period in Same Store NOI	3.9%	N/A	(1.2)%	N/A

(1)Other investments consist of active redevelopment and development projects, land, and recently completed redevelopment and development projects. The operating results from 222 South Orange Avenue in Orlando, FL are included in this line item.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.